Exhibit 10.1

NEUSTAR®

Vonage

Statement of Service

For Deployment of the

NeuStar Clearinghouse (ESR)

Last update: March 26, 2007

Version 1.0

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Pages where confidential treatment has been requested are stamped, “Confidential treatment has been requested. The redacted material has been separately filed with the Commission.” All redacted material has been marked by an asterisk (*).

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STATEMENT OF SERVICE

Deployment of the NeuStar CtearingHouse(ESR)

This Statement of Service (“SOS”) is effective as of January 1,2007 (“Effective Date”), and shall be governed, except to the extent expressly modified herein, by the terms and conditions of the Enhanced Service Order Agreement and the associated OSS Master Services Agreement dated the 27th day of December 2004 between Vonage Network Inc. (assignee of Vonage Holdings Corp.), (“Vonage” or “Customer”), and NeuStar, Inc. (“NeuStar” or “Company”), as amended to date (together, the “Agreement”) and describes certain specific services (“Services”) to be performed by NeuStar for Vonage, further to the Enhanced Service Request electronic bonding capability as part of the referenced Agreement.

The terms and conditions set forth in the NeuStar Clearinghouse Addendum attached to the Master Services Agreement executed by and between the parties shall apply, as applicable, to the services described herein.

In the event of a conflict or inconsistency between the terms and conditions of this SOS and the Agreement, the terms and conditions of this SOS will govern.

Version Control

This is a living document and it is expected that any changes that are approved will be included in this document in the appropriate section, although each individual Change Request shall be signed off as a separate document and upon such mutual signature shall be incorporated into this Agreement by reference. This will ensure that the technical solution definition is complete.

Versioning will be turned on after Statement of Service signature so that subsequent changes can be accurately tracked,

Version Table

Version #	Date	By	Comment
1.0			Original

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1	Acronyms

The folio wing acronyms will be used throughout this document:

Term	Definition/Description
API	Application Programming Interface
CLEC	Competitive Local Exchange Carrier
CSR	Customer Service Record
ESR	Enhanced Service Request
FOC	Firm Order Commit (date)
GUI	Graphical User Interface
LSR	Local Service Request
M&P	Method and Procedures
NPAC	Number Portability Administration Center
OMS	Order Management Service
sFTP	Secure File Transfer Protocol
SLA	Service Level Agreement
SOA	Service Order Administration

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2	Executive Summary

NeuStar is offering Vonage capabilities which will enable better pre-qualification of order information before it is relayed to CLEC partners that Vonage has an agreed upon relationship with. In addition, where agreed to by a CLEC partner, NeuStar will process the Local Service Requests as well as NPAC updates via a Service Order Administration (SOA) Interface, for Vonage initiated ESR orders.

Based on Letters of Authorization secured by NeuStar from Vonage’s CLEC trading partners, NeuStar will retrieve Customer Service Records from the lLEC systems (where supported by the carrier), and use that information to validate information on the ESR request provided by Vonage as well as identify any potential impediments to Vonage’s ability to port a subscriber’s number, Where permitted by the CLEC(s), NeuStar will create the LSR orders to the appropriate losing carrier as well as submit a SOA transaction to the NPAC, where appropriate.

The NeuStar solution is based upon its OMS Clearinghouse product that provides a highly reliable interconnection service between Vonage and its CLEC Trading Partners. This solution automates and validates the transactions required for Vonage to order services from these partners. Information stored within the database of the Clearinghouse can be accessed via a GUI, API and by utilizing the reporting tool to provide user customizable reports in variety of formats

2.1	Services provided

NeuStar Provisioning Center will perform the following services, in addition to those defined within the Agreement.

•	Where NeuStar has secured such authorization from a CLEC to perform services on their behalf, Vonage will send all ESR orders intended for that CLEC to NeuStar.

•	In the instance where a CLEC has provided authorization, where reasonable, NeuStar will perform LSR Pro-Order transactions to validate the information within an ESR request.

•	In the instance were a CLEC has provided authorization, NeuStar will perform LSR transactions on behalf of the CLEC.

•	When authorized at Vonage’s request NeuStar will process SOA related transactions to the NPAC on behalf of the CLEC.

•

When authorized to work directly with the LEC, NeuStar will fix exceptions that may occur on the LSR, manage FOC intervals, work with the LEC on escalation of FOC and will liaise between the Vonage customer and the LEC to address any issues.

•	NeuStar will provide a solution that will enable Vonage to send Directory listing services information to its CLEC trading partners.

•	CARE Record to incumbent LD provider – For each ESR “number port” request received from Vonage, NeuStar will generate a PIC “disconnect” transaction and send it to the old long distance provider.

Where NeuStar is authorized to provide services on behalf of it CLEC, NeuStar will perform these services using the OMS Clearinghouse Services and will utilize the gateways assigned to the CLEC trading partners, NeuStar will enter into agreements with the CLEC for use of the OMS Clearinghouse Services. The OMS Clearinghouse utilizes mechanized interfaces to Verizon. Bellsouth, Qwest, SBC and other carriers, if supported, for processing of LSR Pre-Order and LSR orders,

The parties hereby agree and acknowledge that Vonage is solely responsible for its contractual arrangements, written or verbal, with its CLEC trading partners and that NeuStar shall not be responsible for any fees charged to Vonage by such trading partners, with the exception incremental fees described its Section 5.6.

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2.2	Support Services

NeuStar operates a Help Desk that is the initial point of contact during the Standard Business Day (as defined in the Agreement) for all issues. The services provided and escalation processes are defined with the NeuStar OSS Clearinghouse addendum to the Agreement.

2.3	Deployment Services

2.3.1 Phase 1 Deployment

In the initial phase of the project, Vonage will not be e-bonded with the ESR application and orders will be sent to NeuStar via a flat file. NeuStar will perform Pre-Order validation on behalf of a CLEC(s) for which authorization and access has been granted by the CLEC trading partner(s). NeuStar will use the Vonage RT system to report any fallout that occurs when Pre-Order validation is performed on an order. Vonage will use the ESR GUI to track the status of orders that have been submitted to the CLEC, and will correct any fallout of submitted orders via the same GUI. Manual reporting procedures will be utilised to provide status on orders.

2.3.2	Phase 2 Deployment

In Phase 2 Vonage will be e-bonded with NeuStar via 3PV – Third Party Verification, Inc. and all orders will flow via the API to the ESR application. NeuStar will continue to perform Pre-Order validation on behalf of the CLEC(s) for which authorization and access has been provided. All responses provided by the CLEC after successful submission of orders by NeuStar will be communicated back to Vonage,. Additionally the GUI will be used to track the status of all orders.

2.3.3	Supported Trading Partners

NeuStar will provide the services described with the following trading partners: * Additional trading partners may be added as set forth in the Service Agreement dated December 27, 2004 (the “Service Agreement”). Trading partners may also be removed by Vonage. NeuStar and Vonage hereby amend Section 3.1 of the Service Agreement to substitute the above list of trading partners with the list in the first sentence of the section. Aside from this change the Section 3.1 remains as stated.

*

3	Provisioning Center

The hours of operation for the Provisioning Center are 8:00 A.M to 8:00 PM (EST/EDT) Monday through Friday. The Provisioning Center will be closed during the NeuStar recognized Holidays shown below;

New Year’s Day

President’s Day

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Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Day after Thanksgiving Day

Christmas Eve

Christmas Day

4	Pricing Schedule

Except as modified below, the pricing schedule as defined in Schedule 1 to the Enhanced Service Order of the Agreement dated the 27th day of December 2004, as amended by the Addendum to Enhanced Service Order Agreement, shall remain in effect:

* the parties agree to a volume-based pricing schedule below, effective on the Effective Date of this Agreement:

	I	2
*	*	*
*	*	*
*	*	*
*	*	*
*	*	*

*	*	*

*

For the avoidance of doubt, the parties agree that the pricing table above shall replace the pricing tables set forth in Addendum to Enhanced Service Order Agreement.

Additionally, on the * business day of each month, Vonage shall provide NeuStar a locked forecast of the total number of orders expected for the subsequent month as well as a rolling soft forecast of the total number of orders expected for the subsequent *. NeuStar shall not be bound to any of the SLA conditions for transaction volumes in excess of * of the locked forecast, should such forecast not be provided by the timeframe stipulated above, NeuStar shall rely on the locked forecast for the previous month.

Should the actual volume for a month be * of the locked forecast in * months, then NeuStar may use the prior months actual volume as the locked forecast the current month.

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5	Service Level Agreements

NeuStar will provide the OSS Clearinghouse Service in accordance with the service levels set forth in Section 3 of the Clearinghouse Addendum to the Agreement. Additionally NeuStar will provide service in accordance with the service levels defined below. The exclusions described in each service level defined below shall be in addition to any exclusion contained in the Agreement.

All service level agreement (“SLA”) compliance is measured monthly (unless otherwise indicated) based upon the assumption of a normal distribution of daily order volume over the work week (business hours-Monday through Friday). The following SLA’s in (his Section 5 apply in the instances when NeuStar has authorization and access to perform transactions on behalf of Vonage’s CLEC partner. All references to “days” shall mean business days as defined in the Agreement.

NeuStar and Vonage agree to mutually renegotiate these Service Level Agreements if future industry guidance, as established by an authoritative source such as the LHP Work Group or the FCC, establishes a shorter time interval as fair and reasonable for order processing services.

5.1	FOC Accept

NeuStar shall ensure that the time period between receipt of an order by NeuStar from Vonage and the receipt by NeuStar of an FOC Accept shall not exceed the following time intervals for the identified target percentages of orders processed in a given month:

SLA – Bonded Trading Partners		SLA – Non-bonded Trading Partners
Interval	Target	Interval	Target
* days	*	* days	*

* days	*	* days	*

Exceptions:

•

Orders cancelled by Vonage prior to reception of a FOC Accept that are outside the targets listed above are counted as missing the SLA measurement. Those still inside the target are counted as a made SLA.

•	This SLA shall not apply in the event that the authorizing CLEC has negotiated agreements with the losing carriers that do not support stated intervals.

Credit Provisions: Vonage shall receive a * credit toward the order processing fees for all orders that fail to meet the above SLA. For the avoidance of doubt, NeuStar will not pay credits for the same order for more than one missed SLA.

Example: If this SLA is missed on a particular number port request while the volume corresponds to the first tier, as defined in the Enhanced Service Order Addendum, the service credit for such missed SLA shall be *.

5.2	Total Porting Interval

NeuStar shall ensure that the total time from receipt of an order by NeuStar from Vonage to full activation, including SOA activation and CLEC translations (“Total Porting Interval”), shall not exceed the following time intervals for the identified target percentages of orders processed in a given month.

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SLA – Bonded Trading Partners		SLA – Non-bonded Trading Partners
interval	Target	Interval	Target
* days	*	* days	*

* days	*	* days	*

Exceptions:

•

Orders cancelled by Vonage prior to reception of a FOC Accept that are outside the targets listed above are counted as missing the SLA measurement. Those still inside the target are counted as a made SLA.

•

Where a proposed due date is outside of the above intervals and such date is either driven by Vonage or a Vonage subscriber, or is an interval prescribed by the losing LEC, the such additional length of time shall be added to the periods prescribed above for determination of SLA compliance.

•

Vonage shall be responsible for informing NeuStar in writing of any proposed rate center coverage changes with its CLEC partners at least two weeks in advance of sending orders for such rule centers to NeuStar. Additionally, Vonage shall be responsible for reconciling any rate center discrepancy with the appropriate CLEC partner. In the event that Vonage fails to provide such notice to NeuStar, aforementioned SLAs shall not apply for the orders that pertain to the newly added rate centers; provided, however, that once NeuStar is made, or becomes, aware of the discrepancy (the “Discovery Date”), the exclusion pertaining to orders for those rate centers shall not apply after two weeks following the Discovery Date.

•	This SLA shall not apply in instances where the losing provider places a port request in conflict, or Vonage requests a change in the due date.

•	If the due date is changed, then the newly established interval must be met.

Credit Provisions: Vonage shall receive a * credit toward the processing fees for all portability orders that fail to meet the above SLA. For avoidance of doubt, NeuStar will not pay credits for the same port request for more than one missed SLA. However, if a port request is resubmitted and subsequently an additional SLA is missed, then the related credits shall apply.

Example: If this SLA is missed on a particular number port request while the volume corresponds to the second tier, as defined in the Enhanced Service Order Addendum, the service credit for such missed SLA *.

5.3	Backlog

NeuStar shall manage pending orders monthly to ensure that “Pending Backlog” does not exceed * of the total open orders. “Pending Backlog” is measured as the sum of those that have aged greater then * business days for bonded and * business days for non-bonded divided by all open orders.

Exceptions:

•	This SLA shall not apply in instances where the losing provider places a port request in conflict, or Vonage requests a change in the due date or if there is a jeopardy in the port process.

•	Moreover, this SLA shall apply only to transactions submitted to NeuStar by Vonage after the Effective Date.

Credit Provisions: Vonage shall receive an additional * credit toward the processing fees for all portability orders in excess of the * threshold.

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5.4 Order Data Integrity

NeuStar shall ensure the integrity and accuracy of the data in its ESR system. The target goal is a monthly * accuracy rate among the Order Volumes originated by Vonage, distributed to NeuStar and further distributed by NeuStar to the Vonage trading partners assigned to it. On a monthly basis, NeuStar shall account for each Order provided by Vonage by reconcilling with a report provided by Vonage of orders sent to NeuStar. Variance due to NeuStar discrepancies will be within * as the minimum service level.

5.5 General Exclusions

The following exclusions shall apply to the SLAs set forth in this Section and shall be in addition to any other exclusions or exceptions established in the Agreement.

•	*

•	*

5.6 Credits and Other Remedies

This Section 5.6 will apply to any and all Service Level failures under the Agreement.

If NeuStar cannot produce a monthly report that summarizes its performance against the aforementioned SLAs, by no later then the * business day of the following month, then it is assumed that the SLA was missed and the Credit Provisions will be applied to each order processed in the month, for that CLEC trading partner, unless the Parties agree in writing that such delay is warranted and a specific date for the production of such report is established.

Service credits will be applied to the invoice for the billing period following the period during which the service level failure occurred. Notwithstanding anything herein to the contrary, the aggregate amount of all service credits NeuStar may provide to Customer under any and all service level requirements, including those set forth in this Article 4, shall not exceed * of the total monthly invoice for the applicable month in which the service credit is sought.

* in the event that Vonage is assessed an additional charge due to late or deficient performance by NeuStar, subject to review and agreement by the Parties, such agreement not to be unreasonably withheld, based upon billed charges to Vonage, NeuStar shall credit Vonage the amount of the relevant agreed upon charges. Such credits shall be applicable to future invoices, provided, however, NeuStar’s liability during any service month shall be limited to the aggregate NeuStar transaction fees associated with the specific transaction or transactions for which additional third party expedite cost has been incurred.

The following shall replace and supersede Paragraph 9 of the Addendum to Enhanced Service Order Agreement dated July 26, 2005 and Section 3.3 of the OSS Clearinghouse Addendum (except the third paragraph which details the credit for service level failure, which remains effective):

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“NeuStar shall provide a Root Cause Analysis and a corrective action plan (“Corrective Action Plan”) within * business days after the end of the month in which the Chronic SLA failure situation arose, which Vonage has the right to review, NeuStar shall make all reasonable efforts, whether or not according to the Corrective Action Plan, to achieve the SLA during the remainder of the month in which reported and the next calendar reporting period. Upon the occurrence of any Chronic SLA Situation, as defined below, NeuStar will have until the end of the * after the due date of submission of the Corrective Action Plan to achieve the relevant SLA(s), or such longer period approved by Vonage (“Cure Period”). In the event that NeuStar (i) cures the Chronic SLA Situation during the Cure Period and thereafter fails to achieve the minimum SLA associated with the Chronic SLA Situation for * commencing with the end of the Cure Period, or (ii) fails to cure by the end of the Cure Period, then Vonage may terminate the Agreement without penalty or liability by providing written notice to this effect without further obligation to NeuStar, provided that such Termination shall not relieve Vonage of any obligation to pay any valid fees due for services rendered prior to the date of termination stated in the notice. Additionally, during the prescribed termination period identified in the termination notice, NeuStar agrees that it will continue to support Vonage in accordance with all existing service and terms contained within the contract, service agreement, SOS or any additional executed addendums. This will include the continued processing of all Vonage LNP orders until such time as the LNP provisioning process has been fully transitioned to an alternative carrier / clearinghouse. In addition, upon request by Customer and agreement by NeuStar, NeuStar shall provide reasonable professional services related to the transition on a commercially reasonable time and materials basis. Notwithstanding anything to the contrary, in no event shall NeuStar be entitled to a Cure Period for a Chronic SLA Situation which occurred within the *, for purposes of Vonage’s exercise of its termination and other remedies (i.e., termination may be immediate).

For purposes of this Section 5.6, a Chronic SLA Situation shall mean the following:

•	NeuStar fails to meet a given SLA defined in this Article 5 for * consecutive months; or

•	NeuStar fails to meet a given SLA defined in this Article 5 for * months in any rolling * month period; or

•	NeuStar fails to meet any combination of * or more SLAs for * months in any rolling * month period.

6 Snap Back Process

NeuStar has developed a manual procedure for processing of “Snap Back” requests from Vonage. A Snap Back is an expedited Port Out process to return the subscriber’s TN back to the original service provider from Vonage’s CLEC Trading Partner or to cancel a pending order with a due date in the near future.

The Snap Back Process shall be applicable when:

•

A subscriber’s TN has been ported from the old service provider to the Vonage Trading Partner in error and has been active for no more than 24 hours. The subscriber was converted in error/without authorization and is active in the NPAC. Conversions in error do not include buyer’s remorse scenarios and are specific to TN’s ported without customer authorization or as result of an order entry error.

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•

A subscriber’s TN has a Firm Order Confirmation Due Date to be ported and the subscriber wishes to cancel the request. The Due Date is in the future, not less than 48 hours from the Firm Order Confirmation (FOC) Due Date away. If the FOC Due Date is less than 48 hours away, NeuStar will provide best effort to cancel the port request. It is not guaranteed that a cancellation request can be processed within 48 hours of the FOC Due Date. Cancellation requests 24 hours prior to or on the FOC Due Date are at high risk of not successfully processing.

If the above conditions are not met, the Snap Back request shall be returned to Vonage for “Port Out” by Vonage.

Snap Back requests shall be processed as follows:

•

The Request for the Snap Back originating from Vonage’s subscribers shall be reviewed by Vonage to ensure the preconditions for the Snap Back process are met; If the port has already been activated, buyer’s remorse scenarios do not qualify for snapback. The end user will have to contact the carrier of choice.

•

Vonage shall forward the Request to NeuStar via the NeuStar Trouble Ticket system. In addition to a written request, NeuStar must receive a phone call to the appropriate, designated contact For this type of escalation.

•	NeuStar shall coordinate with the old and new service providers, as well as the NPAC as necessary throughout the process.

•

NeuStar shall endeavor, during business hours, to acknowledge the receipt of Snap Back requests with in 4 hours of receipt of the Request. Requests received outside of business hours shall be acknowledged and processed on the following business day.

•	NeuStar shall attempt to process the majority of all Snap Back requests by the next business day after the date upon which acknowledgement was sent to Vonage.

•	Snap Back Requests that cannot be processed within the above timeframe, will be returned to Vonage for “Port Out” processing by Vonage.

•	Snap Back Status, success or failure, shall be reported upon completion.

Dependency on Losing Service Providers and the CLEG Trading Partners:

•

NeuStar’s ability to successfully process a Snap Back is completely dependent on the agreement and cooperation of the Losing ILEC or CLEC Service Provider. In the event that the Losing Service Provider does not support the Snap Back process or is non responsive to the request, NeuStar shall notify Vonage and the Snap Back request shall be returned to Vonage to be processed as a standard Port Out process.

Vonage shall pay, in addition to the standard transaction fees set forth in the applicable Service Order, an additional pre-processing fee of * per Snap Back Request submitted. NeuStar shall not be obligated to process Snap Back Requests when the applicable old and/or new service provider does not support Snap Back processing as set forth herein. In addition, NeuStar shall not be responsible for any delay in processing resulting from delay introduced by an old or new service provider. In the event that a new service provider charges an additional fee for Snap Back processing. Vonage agrees that it, and not NeuStar, shall be responsible for payment of any such fee.

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7 Data Retention

Transactions processed by the OMS Clearinghouse will be retained on the platform for a period of 12 months. In addition, at Vonage’s request, NeuStar can provide daily or monthly Oracle database export files posted to an sFTP site.

8 Reporting

NeuStar shall provide two (2) categories of reports, the first set of reports will be performance based against the SLA defined in section 5, and the second set of reports will provide information on transactions within the system.

NeuStar has created Standard reports as mutually agreed to by both parties. These reports include both Performance and Status reports, as well as volumetric reports. These reports are either emailed to Vonage or directly accessible by Vonage. A representative sample is attached below:

For further clarification, NeuStar’s reporting shall include information about the following:

1) Volume

2) Intervals

3) SLA

4) Cancels (vs. Order Volume)

Any requests for additional reporting may be accommodated on a time and materials basis, subject to a statement of work approved by the Parties.

8.1 Performance Reporting

NeuStar will provide to Vonage monthly SLA performance reports that will support the SLA defined in section 5, these will include but not limited to; FOC Accept Intervals, Total Porting Intervals, and Cumulative Backlog.

Any requests for additional reporting may be accommodated on a time and materials basis, subject to a statement of work approved by the Parties.

8.2 Status Reporting

The Clearinghouse has the capability of producing either system defined reports or ad-hoc reports by use of the GUI. The Search screen on the GUI allows a user to search the database based upon a PON, Ported Telephone Number (LNP), Order Status, Trading Partner and/or last status Dates

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The Clearinghouse will produce a daily report containing the status of all open orders and an additional report showing the orders closed within the last 24 hours. The format for both reports is identical and is shown below. The format of the report may be modified when both parties mutually agree to such changes.

The reporting capability is being enhanced by using the online reporting capabilities of the Clearinghouse. Customer may generate summary and detailed reports which can be downloaded in CSV, XML or PDF formats. The user may select the criteria for the individual reports. Additional, at Vonage’s request, NeuStar can provide daily or monthly Oracle database export files posted to a sFTP site.

9 Project Responsibilities and Tasks

The section defines how the services defined in Section 2 will be delivered to Vonage, and provides the tasks and/or activates required to be performed by each party to ensure the delivery of these services.

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9.1 Project Staffing

The project team will consist of members from Vonage and NeuStar, and are identified in Section A.1. Such contacts may be changed from time-to-time, upon reasonable notice by either party.

9.1.1	Vonage’s Team Organization

Vonage will identify staff members for the following roles during the implementation of this project as well as additional resources as appropriate. NOTE: The same person can fulfill one or more roles.

9.1.1.1 Program Manager

The Vonage Program Manager is the main Vonage contact person for NeuStar personnel and live key person for escalation and mediation. He/She will identify Vonage resources as appropriate; ensure access to all systems and facilities to support the project. The Program Manager will develop and manage the internal Vonage business flows and processes that react appropriately to the NeuStar solution, will exchange the relevant information from Carrier Interconnection Agreements to allow NeuStar to understand any contractual obligations between Vonage and their trading Partners that may impact the delivery of services. Additional the Program Manager will provide the system release schedules that will impact the delivery of the service.

9.1.1.2 Project Manager

The Vonage Project Manager will manage all Vonage’s project activities and technical staff assigned to ensure the successful deployment of NeuStar’s solution. The Project Manager will designate and invite the appropriate attendees to participate in project status meeting.

9.1.2 NeuStar’s Team Organization

This project will have an assigned:

9.1.2.1 Program Manager

The NeuStar Program Manager will oversee implementation of the ESR Solution. The Program Manager will: interface with the NeuStar Deployment Manager and other resources within the NeuStar team, attend client status meetings, and will be responsible for ensuring the distribution of; weekly status reports, the Deployment Project Plan, and Issues Log. The NeuStar Program Manager will drive issues to resolution. All requests for changes in project schedule and scope are escalated through the NeuStar Program Manager.

9.1.2.2 Deployment Manager

The Deployment Project Manager is dedicated to ensuring that NeuStar’s software and products are successfully deployed for Vonage. The Deployment Project Manager will: direct the technical resources, attend client status meetings, develop and maintain weekly status reports, develop and maintain the Deployment Project Plan, develop and maintain the Deployment Issues Log, drive issues to resolution.

9.2 Project Escalation process

If either party is not satisfied with the level of support provided by the other party, in relation to the implementation of the services defined within the SOS, then the dissatisfied party may follow and initiate the escalation path (including any appropriate escalation to a higher level contact) to the associated contact as set forth in section A.2. Such contacts may be changed from time-to-time, upon reasonable notice by either party.

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9.3 Phase 1: Project Schedule and Estimated Completion Dates

A separate detailed Project Plan will be developed and maintained using Microsoft Project by the NeuStar Deployment Manager on execution of this SOS.

The following table describe all of the essential project phases and tasks. The Responsibility column is intended to indicate who has the primary responsibility for the task and/or activity. It is understood that many of these tasks will require joint participation from both NeuStar and Vonage to be completed

Task	Task Description	Responsibility
SOS Signature	Vonage Operations approves SOS	Vonage

Review and finalize M&Ps	Detail formats for order submission and specifies for response and fallout handling.	Vonage/NeuStar

Define reports and regular status.	Define the format and frequency of reports back to Vonage.	Vonage/NeuStar

Access to ESR Production Environment	Connectivity to NeuStar will be established utilizing a mutually agreeable data encryption method	Vonage/NeuStar

Training on NeuStar ESR system.	Provide training to Vonage staff for direct access to ESR system for pulling order responses and managing fallout.	NeuStar

Setup users in ESR production environment.	Establish appropriate accounts for Vonage to manage their user groups.	NeuStar

Connectivity to Vonage systems.	Complete connectivity for NeuStar to have access to Vonage’s RT systems will be established using a mutually agreeable data encryption method	Vonage/NeuStar

Training on Vonage RT systems.	Provide training on systems to NeuStar staff to enter errored order responses.	Vonage

Setup users in Vonage RT production environments.	Establish appropriate accounts for NeuStar to handle response entries.	Vonage

Provisioning Center Activation	Ensure Provisioning center is trained on Systems and have a understanding of the M&Ps	NeuStar

Testing of System	Perform system testing to verify flow through of orders, and accuracy of M&Ps	Vonage/NeuStar

Live in Product	Send the first production orders through the system	Vonage

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9.4 Phase 2: Project Schedule and Estimated Completion Dates

A separate detailed Project Plan will be developed and maintained using Microsoft Project by the NeuStar Deployment Manager upon project kick-off for Phase 2

Task	Task Description	Responsibility

API documentation	Provide detailed API documentation to Vonage for ESR Send interface.	NeuStar

API Integration	Develop API to the ESR specifications.	Vonage

Integrated Testing	Test integrated systems prior to production deployment.	Vonage/NeuStar

10 Signature Page

This SOS is executed by the duly authorized representative.

VONAGE NETWORK INC.		NEUSTAR, INC.

By:	/s/ Timothy Smith	By:	/s/ Steven Boyce
	(Signature)		(Signature)
Printed Name:	Timothy Smith	Printed Name:	STEVEN BOYCE
Title:	President	Title:	VP & Corporate Controller
Date:	29 March 2007	Date:	3/30/07

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Appendix A. Project Contacts

A.I Project Contacts

	Vonage	NeuStar
Program Manager	Darren Krebs Senior Carrier Ops. Manager Tel: Cell: Email:	Gregory Dunn Sr. Manager, Operations Tel: Cell: Email:

Project Manager	Brenda Johnson Project Manager Tel: Cell: Email:	David Turner Project Manager Tel: Cell: Email:

A.2 Project Escalation Contacts

	Vonage	NeuStar
Level 1	Darren Krebs Senior Carrier Ops. Manager Tel: Cell: Email:	Kyle McKeown Manager, Operations Tel: Cell: Email:

Level 2	Neil Wrightington Director, Carrier Operations Tel: Cell: Email:	Gregory Dunn Sr. Manager, Operations Tel: Cell: Email:

Level 3	Ed Mulligan VP, Carrier Operations Tel: Cell: Email:	Laurie Mitchell VP, Operations Tel: Cell: Email:

3/27/2007	Proprietary and Confidential	18